Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated June 18, 2018

and the Prospectus dated January 24, 2018

Registration No. 333-222676

*Interest rate as of June 18, 2018. The interest rate is variable and subject to change at any time. Invest with a Trusted Partner earn interest 2.00%* Find out more at IncomeDriverNotes.com/InvestTFS Earning just got a lot easier. EASY INITIAL INVESTMENT All it takes is $500 to start earning with us. SIMPLE ACCESS TO FUNDS No long-term commitments so you can spend your money how you like, when you like. HIGHER RETURNS Earning is easier with higher interest rates than typical savings accounts. TMCC has filed a registration statement (including a prospectus) with the SEC for the offering of the IncomeDriver Notes. Before you invest, you should read that prospectus and other documents TMCC has filed with the SEC which may be obtained for free by visiting the SEC’s website, www.sec.gov, or TMCC’s IncomeDriver Notes website, www.incomedrivernotes.com/prospectus.pdf. © 2018 Toyota Financial Services. Toyota Financial Services is a service mark used to market the products of Toyota Motor Credit Corporation and IncomeDriver Notes™ is a trademark of Toyota Motor Credit Corporation. 00202297 • 18-208 (6/18) Find out more at IncomeDriverNotes.com/InvestTFS When you chose LFS, you became part of the larger Toyota family. *Interest rate as of June 18, 2018. The interest rate is variable and subject to change at any time. Meet Toyota Financial Services’ IncomeDriver NotesTM earn 2.00%* Find out more at IncomeDriverNotes.com/InvestLFS interest Invest with a company you already trust. EASY INITIAL INVESTMENT All it takes is $500 to start earning with us. SIMPLE ACCESS TO FUNDS No long-term commitments so you can spend your money how you like, when you like. HIGHER RETURNS Earning is easier with higher interest rates than typical savings accounts. TMCC has filed a r egistration statement (including a pr ospectus) with the SEC for the of fering of the IncomeDriv er Notes. Before you invest, you should r ead that prospectus and other documents TMC C has filed with the SEC which may be obt ained for free by visiting the SEC’s website, www.sec.gov, or TMCC’s IncomeDriver Notes website, www.incomedrivernotes.com/prospectus.pdf. © 2018 Lexus Financial Ser vices. Lexus Financial Ser vices is a ser vice mark used b y Toyota Motor Credit Corporation (TMCC). Lexus Financial Ser vices is a division of TMC C. IncomeDriver Notes™ is a tr ademark of TMCC. 00206088 • 18-208 (6/18) Find out more at IncomeDriverNotes.com/InvestLFS